EXHIBIT "99.1"

NEWS RELEASE	
FOR IMMEDIATE RELEASE	**Contact:** **Income Opportunity Realty Investors, Inc.** **Investor Relations** **(800) 400-6407** **investor.relations@incomeopp-realty.com**

Income Opportunity Realty Investors, Inc. Reports First Quarter 2016 Results

DALLAS (May 13, 2016) Income Opportunity Realty Investors, Inc. (NYSE MKT: IOT), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2016.

Our primary business is investing in real estate and mortgage note receivables. Land held for development or sale is our sole operating segment. The Company has invested in over 170 acres of land held for development or sale in Farmers Branch, Texas. The project, in total, is a 1,200 acre assembly of properties at the demographic center of the Dallas – Fort Worth Metroplex. Surrounded by three major highways and adjacent to current and future public transportation systems, the project is in a prime location for future growth and development.

Revenues

We had net income of $893,000 or $0.21 per diluted earnings per share for the three months ended March 31, 2016, as compared to net income of $554,000 or $0.13 per diluted earnings per share for the same period ended 2015.

Land held subject to a sales contract is our sole operating segment. There was no income generated from this segment for the three months ended March 31, 2016, nor for the prior period ended 2015.

Expense

General and administrative expenses were $93,000 for the three months ended March 31, 2016. This represents a decrease of $81,000, as compared to the prior period general and administrative expenses of $174,000. This decrease was primarily due to a decrease in legal fees and a decrease in the administration expense paid to a related party.

Net income fee increased $27,000 for the three months ended March 31, 2016 as compared to the prior period.

Advisory fees were $153,000 for the three months ended March 31, 2016. This represents a decrease of $22,000, as compared to the prior period advisory fees of $175,000.

Other income (expense)

Interest income was $1.2 million for the three months ended March 31, 2016. This represents an increase of $88,000 as compared to interest income of $1.1 million for the three months ended March 31, 2015.

The company did not pay any mortgage and loan interest for the three months ending March 31, 2016. This represents a decrease of $165,000 as compared to the prior period mortgage and loan interest expense of $165,000. This decrease was due to the payoff of the mortgages for Mercer Crossing and Propel during 2015.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended March 31, 2016	2015
Revenues:		
Rental and other property revenues	$ -	$ -
Expenses:		
Property operating expenses (including $0 and $7 for the three months ended 2016 and 2015, respectively, from related parties)	-	7
General and administrative (including $43 and $68 for the three months ended 2016 and 2015, respectively, from related parties)	93	174
Net income fee to related party	72	45
Advisory fee to related party	153	175
Total operating expenses	318	401
Net operating loss	(318)	(401)
Other income (expenses):		
Interest income from related parties	1,208	1,120
Other Income	3	-
Mortgage and loan interest	-	(165)
Total other income	1,211	955
Net income	$ 893	$ 554
Earnings per share - basic		
Net income from continuing operations	$ 0.21	$ 0.13
Net income applicable to common shares	$ 0.21	$ 0.13
Earnings per share - diluted		
Net income from continuing operations	$ 0.21	$ 0.13
Net income applicable to common shares	$ 0.21	$ 0.13
Weighted average common shares used in computing earnings per share	4,168,214	4,168,214
Weighted average common shares used in computing diluted earnings per share	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2016	December 31, 2015
	(dollars in thousands, except par value amount)	
Assets		
Real estate land holdings subject to sales contract, at cost	$ 22,717	$ 22,717
Total real estate	22,717	22,717
Notes and interest receivable from related parties	24,870	26,708
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	23,044	24,882
Cash and cash equivalents	1	2
Receivable and accrued interest from related parties	37,043	34,313
Other assets	2,391	2,390
Total assets	$ 85,196	$ 84,304
Liabilities and Shareholders' Equity		
Liabilities:		
Accounts payable and other liabilities	5	6
Total liabilities	5	6
Shareholders' equity:		
Common stock, $0.01 par value, authorized 10,000,000; issued 4,173,675 and outstanding 4,168,214 shares in 2015 and 2014	42	42
Treasury stock at cost, 5,461 shares in 2015 and 2014	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	23,233	22,340
Total shareholders' equity	85,191	84,298
Total liabilities and shareholders' equity	$ 85,196	$ 84,304